Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333‑259777-01 on Form S-3 of Essex Portfolio, L.P. of our report dated February 25, 2022, with respect to the consolidated financial statements of Essex Portfolio, L.P. and subsidiaries and financial statement schedule III of Essex Property Trust, Inc. and Essex Portfolio, L.P.

/s/ KPMG LLP
San Francisco, California
February 25, 2022